Exhibit 99.1

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT
FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 2, 2017 (this “Agreement”), to that certain Third Amended and Restated Credit Agreement, dated as of March 22, 2016 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; the Credit Agreement, as modified by this Agreement, the “Amended Credit Agreement”) among Griffon Corporation, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents party thereto.
RECITALS:

WHEREAS, pursuant to Section 10.02 of the Credit Agreement, the Credit Agreement and any Security Document may be amended by a written document entered into by the Administrative Agent, with the consent of the Required Lenders;

WHEREAS, the Loan Parties entered into the Guarantee and Collateral Agreement, dated as of March 18, 2011 (as amended by the Amendment to Guarantee and Collateral Agreement, dated as of March 28, 2013, and as further amend, supplemented or otherwise modified from time to time prior to the date hereof, the “Guarantee and Collateral Agreement”), in favor of the Administrative Agent;

WHEREAS, Clopay Plastic Products Company, Inc. (“Clopay Plastic”), Clopay Corporation (“Clopay Corporation”), the Administrative Agent and Clopay Holding Company do Brasil Ltda. (“Clopay Brasil”) entered into that certain Quota Pledge Agreement, dated as of April 24, 2012 (the “Existing Brazilian Pledge”), pursuant to which Clopay Plastic and Clopay Corporation pledged to the Administrative Agent, for the benefit of the Secured Parties, certain quotas of the outstanding capital stock of Clopay Brasil on the terms and conditions specified therein;

WHEREAS, the Guarantee and Collateral Agreement and the Existing Brazilian Pledge constitute Security Documents;

WHEREAS, Clopay Corporation is not a Loan Party;

WHEREAS, the Borrower wishes to amend the Credit Agreement to, among other things, modify the maximum Consolidated Leverage Ratio covenant set forth in Section 7.11(a) thereof;

WHEREAS, the Borrower wishes to amend the Guarantee and Collateral Agreement to, among other things, modify the definition of “Specified Swap Agreement” set forth therein, by entering into an amendment substantially in the form of Exhibit A to this Agreement (the “Guarantee and Collateral Agreement Amendment”), among the Loan Parties and the Administrative Agent;

WHEREAS, the Borrower wishes to amend and restate the Existing Brazilian Pledge to, among other things, (i) release Clopay Corporation from its obligations thereunder and (ii) reflect changes in the ownership of Clopay Brasil (including the assignment of certain quotas of the capital stock of Clopay Brasil from Clopay Corporation to Clopay Plastic and the issuance by Clopay Brasil of additional quotas of its capital stock to Clopay Plastic), by entering into an amended and restated quota pledge agreement substantially in the form of Exhibit B to this Agreement (the “Amended and Restated Brazilian Pledge”), among Clopay Plastic, the Administrative Agent and Clopay Brasil;

WHEREAS, the Required Lenders are willing to (i) agree to the amendments to the Credit Agreement set forth in Section 2 hereof and (ii) direct and authorize the Administrative Agent to enter into the Guarantee and Collateral Agreement Amendment and the Amended and Restated Brazilian Pledge, in each case of clauses (i) and (ii), on the terms set forth herein;

NOW, THEREFORE, in consideration of the premises contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
Section 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein (including in the recitals above) has the meaning assigned to such term in the Credit Agreement.
Section 2. Amendments to Credit Agreement.
(a)    Amendments to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in proper alphabetical order:
““First Amendment” means the First Amendment to Third Amended and Restated Credit Agreement, dated as of June 2, 2017, among the Borrower, the Lenders party thereto and the Administrative Agent.”
““First Amendment Effective Date” has the meaning assigned to such term in the First Amendment.”
““Step-up Period” has the meaning assigned to such term in Section 7.11(a).”
(b)    Amendments to Section 7.11 of the Credit Agreement. Section 7.11(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(a)    Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (any such period, a “Test Period”) ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Consolidated Leverage Ratio
Third Restatement Effective Date through March 31, 2018	5.50:1.00
April 1, 2018 through March 31, 2019	5.25:1.00
April 1, 2019 and thereafter	5.00:1.00

; provided that in the event that the Borrower or any of its Subsidiaries completes a Permitted Acquisition that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $20,000,000 and incurs Indebtedness permitted under this Agreement to finance at least 35% of the consideration therefor, during the succeeding period of four consecutive fiscal quarters commencing with the fiscal quarter in which such Permitted Acquisition is consummated (any such period, a “Step-up Period”), the applicable ratio set forth above shall increase by (x) 0.25, solely with respect to any Test Period that ends (A) during a Step-up Period and (B) prior to April 1, 2018, and (y) 0.50, solely with respect to any Test Period that ends (A) during a Step-up Period and (B) on or after April 1, 2018.”
Section 3. Guarantee and Collateral Agreement Amendment. The Lenders hereby direct and authorize the Administrative Agent to enter into the Guarantee and Collateral Agreement Amendment with the Loan Parties.
Section 4. Amended and Restated Brazilian Pledge. The Lenders hereby direct and authorize the Administrative Agent to enter into the Amended and Restated Brazilian Pledge with Clopay Plastic and Clopay Brasil.

Section 5. Conditions. This Agreement shall become effective on the date (the “First Amendment Effective Date”) on which all of the following conditions precedent have been satisfied or waived:

(a)     the Administrative Agent shall have received this Agreement, duly executed and delivered by a duly authorized officer of each of (A) the Borrower, (B) the Administrative Agent and (C) the Required Lenders;

(b)    the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any Loan Document;

(c)    the representations and warranties of the Borrower set forth in the Credit Agreement, and of each Loan Party in each of the Loan Documents to which it is a party, shall be true and correct in all material respects on and as of the First Amendment Effective Date; provided that any representation and warranty that expressly relates to a given date shall be true and correct in all material respects as of such given date; and

(d)    no Default shall have occurred and be continuing.
Section 6. Representations and Warranties. The Borrower hereby represents and warrants that (a) each of the representations and warranties of the Borrower set forth in the Credit Agreement, and of each Loan Party in each of the Loan Documents to which it is a party, are true and correct in all material respects on and as of the First Amendment Effective Date (or to the extent that any representation and warranty expressly relates to a given date, as of such given date) and (b) at the time of and immediately after giving effect to this Agreement, no Default has occurred and is continuing.

Section 7. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.
Section 8. Effect of This Agreement. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
Section 9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
Section 10. Miscellaneous. This Agreement shall constitute a Loan Document for all purposes of the Credit Agreement. The Borrower shall pay all reasonable fees, costs and expenses of the Administrative Agent incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GRIFFON CORPORATION
By:	/s/ Thomas D. Gibbons
	Name:	Thomas D. Gibbons
	Title:	VP & Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender
By:	/s/ Joon Hur
	Name:	Joon Hur
	Title:	Vice President

BANK OF AMERICA, N.A., as a Lender
By:	/s/ John Falke
	Name:	John Falke
	Title:	SVP

BMO Harris Bank N.A., as a Lender
By:	/s/ Joan Murphy
	Name:	Joan Murphy
	Title:	Director

Capital One, National Association as a Lender
By:	/s/ Jed Pomerantz
	Name:	Jed Pomerantz
	Title:	Senior Vice President

CITIZENS BANK, N.A. as a Lender
By:	/s/ Brett E. Thompson
	Name:	Brett E. Thompson
	Title:	Senior Vice President

Deutsche Bank AG New York Branch, as a Lender
By:	/s/ Dusan Lazarov
	Name:	Dusan Lazarov
	Title:	Director

By:	/s/ Peter Cucchiara
	Name:	Peter Cucchiara
	Title:	Vice President

KeyBank National Association, as a Lender
By:	/s/ David W. Lewing
	Name:	David W. Lewing
	Title:	SVP/CSL

Manufacturers and Traders Trust Company, as a Lender
By:	/s/ William Terraglio
	Name:	William Terraglio
	Title:	Vice President

Wells Fargo Bank, NA as a Lender
By:	/s/ Stephanie Allegra
	Name:	Stephanie Allegra
	Title:	Senior Vice President